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                                                                   EXHIBIT 10.20







                               CAROLINA FIRST BANK
                           GREENVILLE, SOUTH CAROLINA

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                                 OWNER'S MANUAL

                                  DECEMBER 2000












               COPYRIGHT (C) 2000 BY BANK COMPENSATION STRATEGIES

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                                TABLE OF CONTENTS


Introduction..................................................................1
Plan Summary..................................................................2
Report to the Department of Labor.............................................3
     Supplemental Executive Retirement Plans..................................3
         Subsidiary Accounts..................................................4
         Regulatory Report Treatment..........................................4
         Income Taxes and Deferred Income Taxes...............................4
            Taxation and Deferred Taxation of the Bank........................4
            Taxation of the Executive - Income Tax............................4
            Taxation of the Executive - Social Security Tax...................4
            Effects on Executive Social Security Benefits.....................6
Contact People in our Company.................................................6



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                                  INTRODUCTION


Your bank has implemented an executive benefit plan. The plan was designed by Bank Compensation Strategies through Glenn Blackwood of our regional office in West Palm Beach, Florida.

Bank Compensation Strategies, head-quartered in Minneapolis, Minnesota, is a division of Clark/Bardes Consulting. Our business is designing and marketing non-qualified compensation plans and products for executives and directors of banks and other financial institutions. This is our only business and our objective is to provide you with superior advice and service and high quality products. We operate through a network of Executive Benefits Consultants throughout the United States.

We are endorsed and recommended by the American Bankers Association, the South Carolina Bankers Association, as well as 43 additional banking trade organizations located throughout the United States.

We have prepared this Owner's Manual to provide the following:

         o A "plain English" description of the plan which has been implemented;

         o        Information concerning records you should maintain;

         o        Guidance concerning accounting procedures;

         o A description of the type and frequency of correspondence you should expect to receive; and

         o Names of experienced contact people at our office if you should have any questions.

Please do not hesitate to telephone us if we can be of assistance.



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                                  PLAN SUMMARY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

A Supplemental Executive Retirement Plan (SERP) is a non-qualified executive benefit plan in which the bank agrees to pay the executive additional benefits in the future, usually at retirement, in return for continued satisfactory performance by the executive. One of the primary reasons for a bank to use this type of fringe benefit is to attract and retain valuable employees. Unlike a 401(k) plan or a pension plan, the SERP is a non-qualified plan. Accordingly, the bank can selectively reward certain key executives without regard to the non-discrimination and reporting requirements of qualified plans. The SERP is also an unfunded plan that means there are no specific assets set aside by the bank in connection with the establishment of the plan. The executive has no rights under the agreement beyond those of a general creditor of the bank.

The SERP is embodied in a written agreement between the bank and the executives selected to participate in the plan. The agreement includes provisions that indicate the benefits to be provided at retirement or in the event of death, disability, or termination of employment prior to retirement.



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                        REPORT TO THE DEPARTMENT OF LABOR

Your bank must comply with the reporting requirements of the Employee Retirement Income Security Act (ERISA). The Secretary of Labor has established a simplified reporting format to satisfy this requirement. The Department of Labor must be notified that the plan was adopted, that a copy of the plan will be provided upon request, and that the plan covers only a select group of management or highly compensated executives. The notice must be filed with the Secretary of Labor within 120 days after the inception of the plan. A letter that satisfies this requirement was provided to you shortly after the adoption of the plan for filing with the Department of Labor. It is very important that this filing is made on a timely basis. Failure to file this report could result in the requirement to meet the full reporting, disclosure and other requirements of qualified retirement plans. Significant penalties could be imposed for failure to file the appropriate reports. Please contact us if you did not receive this letter and we will provide an additional copy.


                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

Your SERP is composed of individual Supplemental Executive Benefit Agreement contracts with specific terms determined on an individual-by-individual basis. Therefore, we have prepared benefit accruals utilizing Accounting Principles Board Opinion No. 12 (APB 12) methodology (as amended by paragraph 13 of Statement of Financial Accounting Standards 106). The accounting rules set out in APB 12 are explained below.

To the extent that the agreements attribute all or a portion of the expected future benefits to a specific year of the executive's service, the cost of those benefits should be recognized in that year. To the extent the agreements attribute all or a portion of the future benefits to a period greater than one year, the cost of those benefits should be accrued over that period of the employee's service in a systematic and rational manner.

At the end of the executive's period of service, the aggregate amount accrued should equal the then present value of the benefits expected to be paid to the executive (and heirs, if applicable). In addition, the accruals must result in an accrued amount at the full eligibility date equal to the then present value of all the benefits expected to be paid. The full eligibility date is that date after which no additional incremental benefits are earned for additional years of service.

The following two examples illustrate the application of the full eligibility test. Assume a contract promises a specific annual benefit of $20,000 per year for 10 years beginning at age 65 if the 50-year-old executive serves until at least age 62 and has ten years of service. The full eligibility date would be that date on which the executive turns age 62 because no additional benefits are earned after that date. In this example, the then present value of the benefits must be accrued at the executive's age 62, by using a systematic and rational method of accruing from age 50 to age 62.



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Assume a contract promises 50% of final salary as an annual benefit beginning at age 65. The benefit is fully vested when the 50-year-old executive enters into the agreement. It is expected that the executive's annual salary will increase approximately 5% each year. Full eligibility is not reached until age 65 because the executive earns an additional benefit equal to 50% of the increase in salary each year from age 50 to retirement at age 65 in return for service during each of those years. The then present value of the benefits must be accrued at the executive's age 65, by using a systematic and rational method of accruing from age 50 to age 65.

The full eligibility date is key to proper accounting under APB 12. BCS has provided the accompanying accrual schedules ("Individual Plan Accounting - Supplemental Executive Retirement Plan") that were prepared using the interest method, the most prevalent method used for APB 12 accounting. The schedules assume that full eligibility occurs at expected normal retirement age. If this is not the case, please contact the BCS customer service department so that adjusted schedules can be prepared.

The balances appearing in the column entitled "Accrued Benefit Liability" are the amounts that should be reflected as a liability on the bank's balance sheet at the end of each plan year. The amount in the column entitled "Pre-Tax Plan Expense - Annual" is the charge to expense that should be recorded during the respective plan year. Note that the annual expense increases each year until retirement. This occurs because the accruals are prepared using the interest method.

In the preretirement period, the journal entries to record the benefit plan will take the following form:

         DEBIT: SERP Expense                $XXX - annual expense from schedules

            CREDIT: Accrued Benefit Liability         $XXX - annual expense from
                                                             schedule

Once retirement benefit payments begin, the annual expense will begin to decrease. The journal entries to record the benefit plan from that point on will take the following form:

         DEBIT: SERP Expense                $XXX - annual expense from schedules

         DEBIT: Accrued Benefit Liability   $XXX - difference between cash and
                                                   expense

            CREDIT: Cash                           $XXX - benefit payment amount

Quarterly or monthly entries can be prepared from the schedules by dividing the annual amounts on the schedules by 4 or 12, respectively.

The discount rate used in the calculations appears in the upper right hand heading of the schedule. The discount rate is selected at the inception of the plan as a reasonable long-term rate commensurate with the duration and unsecured risk status of the benefit



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obligation. Once selected it is generally not adjusted for periodic fluctuations in prevailing market rates.

SUBSIDIARY ACCOUNTS

We recommend that you establish a separate subsidiary liability account for each executive who is included in an SERP at your bank. In your SERP the agreements specify an annual re-projection of final benefit levels and the plan accruals which will necessitate a revision of the accrual schedules.

REGULATORY REPORT TREATMENT

The annual expense for the SERP should be included in Non-interest expenses, specifically, salaries and employee benefits, in Schedule RI -- Income Statement.

With respect to Schedule RC -- Balance Sheet, the balance of the liability account for amounts accrued for the SERP should be reported in Other liabilities.

INCOME TAXES AND DEFERRED INCOME TAXES

     TAXATION AND DEFERRED TAXATION OF THE  BANK

Current federal and state tax laws do not allow a deduction for income tax purposes for annual accruals under an SERP. When benefit payments are includable in an executive's gross income, the bank may deduct the payments.

The annual accruals however, are an expense for financial statement purposes. This difference in the timing of the expense recognition between income tax and financial reporting results in the recording of a deferred tax asset under SFAS
109. This deferred tax asset is adjusted each accounting period such that it equals the accrued benefit obligation multiplied by the applicable tax rate as described in SFAS 109. These adjustments result in a charge or credit to income tax expense. We recommend that you consult with your CPA if you have further questions regarding deferred taxes for your bank.

     TAXATION OF THE EXECUTIVE - INCOME TAX

During the preretirement period, there is no reportable income to the executive. Payments to a retired executive are taxable income and are subject to federal income tax withholding when received.

     TAXATION OF THE EXECUTIVE - SOCIAL SECURITY TAX

Under new regulations issued in January, 2000, SERP benefits are to be included as wages for purposes of FICA and Medicare taxes as of the later of (1) when the services are performed or (2) when there is no substantial risk of forfeiture of the benefits (i.e.,



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vesting). Once an amount is included under these rules, then neither the amount taxed nor the income attributable to it will be taxed for FICA and Medicare tax purposes when benefits are paid.

The annual vested benefit should be included for purposes of FICA and Medicare taxes. The FICA tax rate is 6.2% for wages up to $76,200 for 2000. The Medicare tax rate is 1.45% on all includable compensation. The includable amounts under the SERP must be combined with other wages paid to determine the appropriate tax liability. The bank must also match the amount of additional FICA and Medicare tax payable under these rules.

The proper recording and payment of applicable FICA and Medicare taxes is very important. Failure to include the vested amounts annually will result in FICA and Medicare taxation when benefits are paid. In many instances, executive's regular compensation exceeds the FICA wage base (currently $76,200). Accordingly, only the Medicare tax of 1.45% is payable by the bank and employee on the annual vested benefit.

     EFFECTS ON EXECUTIVE SOCIAL SECURITY BENEFITS

An annual earnings test is applied to determine if social security benefits must be reduced due to the receipt of earned income above certain levels. Benefit payments to an individual will not be considered earned income and will not cause a reduction in social security benefits provided that the proper amounts have been previously included and taxed for FICA and Medicare tax purposes as discussed above.


Please feel free to refer any questions from bank examiners to us.






                          CONTACT PEOPLE IN OUR COMPANY


Randall M. Kohls, CPA                     David R. Hagen, MBA
Director of the Professional Resource     Director of the Professional Resource
Group                                     Group

--------------------------------------------------------------------------------
                          Bank Compensation Strategies
                        3600 West 80th Street, Suite 200
                              Minneapolis, MN 55431
                           TELEPHONE NO:(952) 893-6767



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                          CUSTOMER SERVICE 800-774-3071




                                 REGIONAL OFFICE

                                 Glenn Blackwood

                          Bank Compensation Strategies

                                3132 Fortune Way
                                    Suite D32
                            West Palm Beach, FL 33414

                              Phone: (561) 798-5620



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